Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2014, relating to the consolidated financial statements of Imprimis Pharmaceuticals, Inc. and subsidiary, appearing in the Annual Report on Form 10-K of Imprimis Pharmaceuticals, Inc. for the year ended December 31, 2013.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
September 10, 2014